Exhibit 23.2

Brett R. Marshall

563.333.6630

BMarshall@l-wlaw.com

220 North Main Street Suite 600

Davenport, IA 52801

563.324.3246

www.L-WLaw.com

July 17, 2025

Consent of Lane & Waterman LLP

We consent to the use of our Iowa tax opinion dated as of July 17, 2025, addressed to John Deere Capital Corporation, John Deere Receivables LLC, Deutsche Bank Trust Company Delaware, U.S. Bank Trust Company, National Association, Citigroup Global Markets Inc., BofA Securities, Inc., MUFG Securities Americas Inc., RBC Capital Markets, LLC, SG Americas Securities, LLC, TD Securities (USA) LLC, Fitch Ratings, Inc., and Moody’s Investors Service, Inc. for filing as an exhibit to the Form 8-K of John Deere Owner Trust 2025-B, dated as of July 17, 2025.

Very truly yours,

/s/ Lane & Waterman LLP

LANE & WATERMAN LLP